Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2009, with respect to the consolidated financial statements and internal control over financial reporting of Continental Resources, Inc. appearing in the 2008 Annual Report of Continental Resources, Inc. to its shareholders on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in this Amendment No. 1 to Form S-4 Registration Statement. We consent to the incorporation by reference in this Amendment No. 1 to Form S-4 Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

November 24, 2009